Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(415) 388-1635
(408) 523-6500	bmcbride@hfgcg.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION REPORTS RECORD FOURTH QUARTER

AND 2003 YEAR END RESULTS

Company achieves significant annual growth in each of its core market segments:

DVD, DTV, digital camera, printers

SUNNYVALE, Calif.  (Feb 23, 2004)  – Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing digital entertainment and digital imaging markets, today reported results for its fourth quarter and year ended December 31, 2003.

The release of the results being reported today had been postponed from the originally scheduled release date of January 26 due to unanticipated delays in the completion of the Company’s year-end closing process and audit.  The delay was necessary to review and audit the nature, timing and accounting treatment of certain obligations being booked in the fourth quarter. During the review, it was determined that a substantial portion of these obligations was related to transactions from prior periods. However, since the impact on any given prior period would have been immaterial, the Company has recorded a charge of $1.3 million against revenues in the fourth quarter to reflect these obligations.

On a generally accepted accounting principle, or GAAP, basis, the Company recorded revenues of $66.5 million for the fourth quarter of 2003, a 66 percent increase compared to $40.0 million for the fourth quarter of 2002 and a 1 percent decrease compared to $67.4 million reported last quarter. The $66.5 million excludes $3.6 million of software royalty revenue, as required by merger related accounting rules and includes the charge of $1.3 million related to obligations as described above.

The Company reported a net loss for the fourth quarter of $17.9 million, or $0.42 per share, compared to net income of $196,000, or $0.01 per diluted share, for the fourth quarter of 2002 and a net loss of $54.5 million, or $1.53 per share, last quarter.  Included in the net loss for the quarter were charges related to the acquisition of Oak Technology of  $15.8 million for certain ongoing expenses such as the amortization of purchased intangible assets, deferred stock compensation, and performance based milestone payments related to Oak’s acquisition of Teralogic.

On a pro forma basis, the Company reported revenues of $70.2 million, a 76 percent increase compared to $40.0 million for the same quarter in 2002 and a 1.6 percent decrease from $71.3 million for the third quarter of 2003. The $70.2 million in fourth quarter revenues reflects the one-time charge of $1.3 million for obligations as described earlier and includes $3.6 million of software royalty revenues that were excluded for GAAP purposes.  Pro forma net income for the fourth quarter was $1.4 million, or $0.03 per diluted share, compared to pro forma net income of $6.9 million, or $0.24 per diluted share, for the same quarter last year and $8.3 million, or $0.21 per diluted share, for the third quarter of 2003.  Pro forma net income excludes the effect of charges related to amortization of intangible assets, acquisition related deferred stock compensation, and other acquisition related charges.  Pro forma net income also includes $3.6 million in imaging software royalties and certain associated costs that would have been reported by Oak on a standalone basis for the fourth quarter.  Because Oak historically reported these royalty revenues in arrears, purchase accounting rules require these revenues to be included in the net assets acquired from Oak on August 11, 2003.  This adjustment, for GAAP purposes, creates a temporary void in the Company’s post acquisition imaging revenue stream and does not fully reflect the Imaging business unit’s ongoing operating performance or underlying business trends. Accordingly, the pro forma results have been adjusted to report consistently as Oak would have reported.

On a GAAP basis for 2003, total revenue increased by 45 percent to $216.5 million, up from $149.1 million for 2002.  GAAP revenues for 2003 exclude $7.6 million of software royalty revenue as required by merger related accounting rules and include the one-time charge of $1.3 million related to obligations described earlier.  The Company reported a net loss of $68.0 million, or $2.05 per share, for 2003, which includes charges related to the Oak acquisition, compared to net income of $5.7 million, or $0.20 per diluted share, in 2002.  For 2003, the Oak acquisition related charges include a one time in-process research and development charge of $50.1 million as well as ongoing expenses such as the amortization of intangible assets of $19.0 million and acquisition-related deferred stock compensation of $6.3 million.

On a pro forma basis, revenues for 2003 increased by 50 percent to $224.1 million, up from $149.1 million for 2002.  Pro forma net income decreased 18 percent to $16.0 million, or $0.46 per diluted share, compared to net income of $19.6 million, or $0.68 per diluted share, in 2002.  Pro forma net income excludes the effect of charges related to the company’s acquisition of Oak, as outlined in the preceding paragraph.

“Zoran accomplished many major milestones during 2003,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer. “Through our acquisition of Oak Technology, we significantly diversified our business and expanded our intellectual property portfolio. We achieved new records in each of our major markets: DVD, digital TV, digital cameras and multifunction printers and peripherals.  As we enter 2004, Zoran is once again poised for a tremendous growth year in the digital entertainment and digital imaging markets.”

Recent Highlights

•                  Zoran announced Seventh generation DVD multimedia processor

•                  Zoran’s Vaddis powers new DVD player models from Samsung

•                  Zoran announced Second Generation Networked DVD player technology

•                  Zoran’s Vaddis shipping in Orion’s first DVD Recorder product

•                  Zoran and Sanyo announced Third Generation DVD Recording Platform for OEMs

•                  Zoran’s HDTV chips power new High Definition Televisions from Sony, Daewoo, Funai, JVC, Mitsubishi, Pioneer, Samsung, Thomson and others

•                  Zoran’s Generation9 powers Toshiba’s new Digital Home Media Server

•                  Zoran’s Generation9 in Motorola Broadband Digital Cable-Ready Products

•                  Zoran and Partners announced Cable-Ready HDTV Reference Design for OEMs

•                  Zoran announced Seventh Generation COACH processor

•                  Zoran COACH processor powers new Samsung Digimax camera models

•                  Zoran announced IPSconductor extended print driver for developers

•                  Zoran announced PCL software in Ricoh Printers and Multifunction Peripherals

•                  Microsoft announced Zoran support for Windows Media Audio and HighMAT technology

Future Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

The Company is currently expecting first quarter 2004 revenues to range between $76 and $78 million with gross margins ranging between 44 and 45 percent. Operating expenses, excluding any acquisition related costs, are expected to be in a range of $33 to $34 million. Pro forma earnings per share are expected to range between $0.03 and $0.05 per diluted share, excluding acquisition related costs, on 44.5 million shares. For the full year the Company currently expects revenues in a range of $360 to $380 million.

Zoran will provide more commentary on its fourth quarter results and full year 2004 outlook during the earnings conference call.

About Pro Forma Adjustments

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), the Company uses a pro forma measure of net income that is GAAP net income adjusted to include or exclude certain revenues, costs, expenses and gains. Pro forma net income gives an indication of the Company’s baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. The Company computes pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related charges, and other non-recurring charges and gains.

Earnings Conference Call

Zoran Corporation has scheduled a conference call for 5:00 p.m. ET today to discuss fourth quarter results.  To listen to the call, please call 617-786-2905 approximately five minutes prior to the start of the call. For those who are not available to listen to the live conference call, a replay will be available via telephone from approximately 7:00 p.m. ET on March 1 until 7:00 p.m. ET. The access number for the replay is 617-801-6888; confirmation number 59014207.

Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at  www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions-on-a-chip for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio, video, and imaging applications. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, and imaging products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China,Europe , Hong Kong, Israel, Japan, Korea, and  Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at (408) 523-6500.

Forward Looking Statements

This press release includes a number of forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the acquisition of Oak Technology and the integration of Oak’s products and personnel into the Company’s operations, including increased costs related to the integration of the two companies, failure to successfully integrate the two company’s product lines and failure to retain key personnel of the combined company; rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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ZORAN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Revenues:
Product revenues	$56,978	$36,196	$200,239	$141,314
Software and other revenues	9,566	3,780	16,289	7,803
Total revenues	66,544	39,976	216,528	149,117

Costs and expenses:
Cost of product revenues	37,720	22,164	131,051	86,904
Research and development	17,513	5,161	40,402	22,083
Selling, general and administrative	14,348	6,514	40,379	24,856
Amortization of intangibles	10,547	1,234	18,950	8,443
Deferred stock compensation	3,835	—	6,281	—
Acquisition related expense	1,369	—	1,369	—
In-process research and development	—	—	50,100	—
Total costs and expenses	85,332	35,073	288,532	142,286

Operating income (loss)	(18,788)	4,903	(72,004)	6,831

Interest & other income (expense), net	1,023	(4,548)	5,389	439
Income (loss) before income taxes	(17,765)	355	(66,615)	7,270

Provision for income taxes	155	159	1,363	1,572
Net income (loss)	$(17,920)	$196	$(67,978)	$5,698

Basic net income (loss) per share	$(0.42)	$0.01	$(2.05)	$0.21
Diluted net income (loss) per share	$(0.42)	$0.01	$(2.05)	$0.20

Shares used to compute basic net income (loss) per share	42,247	27,284	33,231	27,095
Shares used to compute diluted net income (loss) per share	42,247	28,462	33,231	28,629

ZORAN CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Revenues:
Product revenues	$56,978	$36,196	$200,239	$141,314
Software and other revenues	13,213	3,780	23,850	7,803
Total revenues	70,191	39,976	224,089	149,117

Costs and expenses:
Cost of product revenues	37,720	22,164	131,051	86,904
Research and development	17,513	5,161	40,402	22,083
Selling, general and administrative	14,431	6,514	40,638	24,856
Total costs and expenses	69,664	33,839	212,091	133,843

Operating income	527	6,137	11,998	15,274

Interest and other income, net	1,023	1,497	5,389	6,484
Income before income taxes	1,550	7,634	17,387	21,758

Provision for income taxes	155	763	1,363	2,176

Net income	$1,395	$6,871	$16,024	$19,582

Basic net income per share	$0.03	$0.25	$0.48	$0.72
Diluted net income per share	$0.03	$0.24	$0.46	$0.68

Shares used in computing per share amounts:
Basic	42,247	27,284	33,231	27,095
Diluted	44,552	28,462	35,214	28,629

Note: The above unaudited pro forma condensed consolidated statements of operations are not intended to be in accordance with generally accepted accounting principles and may differ from pro forma presentations or computations used by other companies.  See reconciliation of GAAP to pro forma financial information on the following page.

ZORAN CORPORATION
RECONCILIATION OF PRO FORMA NET INCOME TO GAAP NET INCOME (LOSS)
(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Pro forma net income	$1,395	$6,871	$16,024	$19,582
Adjusting items to pro forma net income:
Software royalty revenue - purchase accounting adjustment (1)	(3,647)	—	(7,561)	—
Commission expense (2)	83	—	259	—
Amortization of other intangibles (3)	(10,547)	(1,234)	(18,950)	(8,443)
Deferred stock compensation (4)	(3,835)	—	(6,281)	—
Acquisition related expense (5)	(1,369)	—	(1,369)	—
In-process research and development (6)		—	(50,100)	—
Non-cash investment impairment charges, net of tax (7)	—	(5,441)	—	(5,441)

GAAP net income (loss)	$(17,920)	$196	$(67,978)	$5,698

(1) License revenues that would have been reported by Oak on a stand alone basis subsequent to the acquisition from August 11 through December 31, 2003. These revenues were reported and collected from customers during the period August 11 through December 31, 2003. However, because these revenues were historically reported one quarter in arrears, purchase accounting rules require us to include these revenues with the net assets acquired rather than continue to report them in Zoran’s post acquisition operating results on a GAAP basis. This temporary catch up adjustment for purchase accounting does not accurately  reflect the ongoing operations or the implied underlying business trends.  Accordingly for pro forma purposes, we have adjusted to report consistently as Oak would have reported.

(2) Amount represents commissions associated with the revenue adjustment (1).

(3) Amortization of intangible assets for the quarter and twelve months ended December 31, 2003 and 2002 is associated with the acquisitions of PixelCam Inc. in June 2000, acquisition of Nogatech Inc. in October of 2000, and the acquisition of Oak Technology, Inc. in August 2003.

(4) Deferred stock compensation is primarily a result of the acquisition of Oak Technology, Inc. in August 2003.

(5) Final retention and performance based milestone payment related to the acquisition and transfer of the Terlogic business into Oak Technology.

(6) In-process research and development as a result of the acquisition of Oak Technology, Inc. in August 2003.

(7) During the quarter ended December 31, 2002, the Company recorded non-cash impairment charges for marketable equity securities that were determined to be other than temporarily impaired as the quoted market price of the related securities dropped below its carrying value for an extended period of time.

ZORAN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2002

ASSETS

Current assets:
Cash and short-term investments	$126,366	$137,075
Accounts receivable, net	65,224	34,652
Inventory	16,805	12,686
Prepaid expenses & other current assets	12,151	6,479
Total current assets	220,546	190,892

Property & equipment, net	20,029	5,848
Other assets	69,311	78,334
Intangible assets, net	307,976	67,542

Total assets	$617,862	$342,616

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,038	$9,639
Accrued expenses and other liabilities	45,182	21,965
Total current liabilities	74,220	31,604

Long term liabilities	9,363	—

Stockholders’ equity:
Common Stock	41	27
Additional paid-in capital	703,813	399,052
Deferred stock-based compensation	(13,014)	(83)
Accumulated other comprehensive income (loss)	(91)	508
Accumulated deficit	(156,470)	(88,492)
Total stockholders’ equity	534,279	311,012

Total liabilities and stockholders’ equity	$617,862	$342,616

Contact:	Karl Schneider, Chief Financial Officer of Zoran Corporation, 408-523-6510, or
ir@zoran.com; or Kristyn Hutzell, 925-946-9392, or khutzell@hfgcg.com, for
Zoran Corporation/First Call Analyst:
Web site: http://www.zoran.com
(ZRAN)